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                                                                    EXHIBIT 23.4





                          CONSENT OF FINANCIAL ADVISOR





We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of Prime Bank of Central Florida in connection with its proposed acquisition by The Colonial BancGroup, Inc. in the Proxy Statement and Prospectus included in The Colonial BancGroup, Inc.'s Registration Statement on Form S-4 under the caption "The Merger - Opinion of Financial Advisor," to the reference to our firm in such Proxy Statement and Prospectus, to the inclusion of such opinion as an Appendix to the Proxy Statement and Prospectus.




ALLEN C. EWING & CO.

By: /s/ Brian C. Beach
   --------------------------
        Brian C. Beach
        Senior Vice President


Jacksonville, Florida
July 16, 1998





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